                                                                   EXHIBIT 10.95

                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT (this "Agreement") is made and entered into as of October 16, 2002, by and between LANA CAIN KRAUTER (hereinafter referred to as "Employee") and GOODY'S FAMILY CLOTHING, INC. (hereinafter referred to as the "Company").

                               STATEMENT OF FACTS

         Employee is currently employed as the President and Chief Merchandising Officer of the Company pursuant to an Employment Agreement, dated as of January 10, 2000, as amended (the "Employment Agreement"; unless otherwise defined herein all capitalized terms used herein shall have the respective meanings attributed to them in the Employment Agreement), between Employee and the Company. Each of Employee and the Company desire to terminate the Employment Agreement on the terms and conditions contained herein.

                               STATEMENT OF TERMS

         In consideration of the premises and mutual promises herein contained, it is agreed as follows:

         SECTION 1.        TERMINATION OF EMPLOYMENT.

                           (a)      Employee and the Company agree that
Employee's employment with the Company will terminate as of January 10, 2003 (the "Date of Termination"). Except as modified by this Agreement, the Employment Agreement shall remain in full force and effect until the Date of Termination. If Employee dies prior to January 10, 2003, the date of her death shall be deemed the Date of Termination.

                           (b)      Upon execution of this Agreement, Employee
shall deliver to the Company her resignation from all officer positions and directorships she has with the Company and its subsidiaries, affiliates and divisions (including, without limitation, as President and Chief Merchandising Officer of the Company) in the form attached hereto as Exhibit 1. From the date hereof until the Date of Termination, Employee shall remain an employee of the Company and have such duties and responsibilities during regular business hours and in the City of Knoxville, Tennessee regarding special projects (including, without limitation, cooperating and providing assistance in the due diligence investigation of the Company in connection with the Company's recent execution of a letter of intent for its acquisition by a private equity group) as may reasonably be assigned to her by the Chief Executive Officer of the Company, the Chief Financial Officer of the Company or the Board of Directors of the Company from time to time (provided that such duties and responsibilities are those which are customarily associated with the duties and responsibilities of an officer). Notwithstanding the foregoing, Employee may be required to travel beyond the Knoxville area at reasonable times reasonably convenient to Employee as may be reasonably required to perform her duties hereunder and the Company shall reimburse her for any reasonable travel expenses incurred by her in connection therewith in accordance with its policies and procedures. Employee shall devote such time as reasonably necessary to perform faithfully the duties and responsibilities so assigned to her.

         SECTION 2.        CONSIDERATION.

                           (a)      Employee Compensation and Benefits. From the
date hereof and through the Date of Termination, Employee shall continue to receive her Base Salary (less applicable tax withholding and other standard deductions), as currently in effect, payable in such installments as are provided by the Company for employees generally. From the date hereof and through the Date of Termination, Employee also shall continue to receive her current benefits and perquisites (less applicable tax withholding and other standard deductions) to the extent they remain available to the executives of the Company generally as well as those additional benefits and perquisites (less applicable tax withholding and other standard deductions) provided to Employee in accordance with Section 5(d) and 5(e) of the Employment Agreement. The Company shall use its reasonable commercial efforts to transfer to Employee the cell telephone number she currently uses; provided, however, that if the cell telephone number cannot be readily transferred to Employee, then Employee may use the cell phone provided to her by the Company and the currently assigned telephone number at the Company's expense through the Date of Termination, except that Employee shall promptly reimburse the Company for personal use of the cell phone. Employee also shall be entitled to receive (i) the $100,000 guaranteed annual bonus for fiscal 2002 (the "Guaranteed Bonus"), payable at such time as provided in the Employment Agreement, and (ii) the Incentive Bonus (if any) payable to her for fiscal 2002 (which Incentive Bonus, if any, shall be reduced by the Guaranteed Bonus), payable to her at such time and otherwise in accordance with the terms of the Incentive Plan even though Employee will no longer be an employee of the Company after the Date of Termination, in each case less applicable tax withholding and other standard deductions). The Incentive Bonus which may be earned by Employee for fiscal 2002 is described on Schedule A.

                           (b)      Severance Payment. In addition to all of the
Company's remaining payment obligations under the Employment Agreement (as modified by this Agreement), on the Date of Termination, the Company shall pay Employee, by wire transfer to Employee's account to be provided by Employee to the Company, a severance payment (the "Fixed Severance") in the total gross amount of ONE MILLION DOLLARS ($1,000,000), less applicable tax withholding and other standard deductions. Provided that the Company complies with its remaining payment obligations under the Employment Agreement (as modified by this Agreement), such amount shall be in full settlement of any claims Employee may have under the Employment Agreement or by reason of her employment relationship with the Company, including, without limitation, to wages, bonuses (inclusive of annual guaranteed bonuses (other than the bonus referred to in Section 2(a)), and compensation and bonuses in regard to a Change of Control, if and when any of such amounts would be payable) and any accrued and unused vacation days, holiday pay, sick pay and severance pay of any kind, and Employee expressly waives all claims and demands for alleged compensation or any other claims for or arising out of wages, bonuses and any accrued and unused vacation days, holiday pay, sick pay and severance pay of any kind.

                           (c)      Continuing Benefits. After the Date of
Termination, Employee may, and hereby does, exercise her right under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to continue, at Employee's cost and expense, her health coverage and her spouse's health coverage through the Company's existing group health plan, provided

Employee exercises such rights in accordance with, and otherwise complies with, the terms and conditions of COBRA.

                           (d)      Other Benefit Plans. The Company has awarded
Employee certain stock options under the Company's 1997 Stock Option Plan (the "1997 Plan") described on Schedule B. In addition, Employee is a participant in the Company's 401(k) Retirement Plan (the"401(k)"). Notwithstanding anything to the contrary in this Agreement, Employee's rights, if any, under the 1997 Plan (and these stock options) and the 401(k) (and the contributions made thereto on her behalf) shall be governed solely by the terms and conditions of the 1997 Plan (and the applicable stock option agreements) and the 401(k). Employee acknowledges and agrees that, in accordance with the terms and conditions of the 1997 Plan and the applicable stock option agreements, any of such stock options which have not vested as of the Date of Termination will terminate as of the Date of Termination, and any of such stock options which have vested as of the Date of Termination will terminate thirty (30) days following the Date of Termination. As of the Date of Termination, all of the stock options will have vested.

         SECTION 3.        CESSATION OF AUTHORITY.

         Employee understands and agrees that, effective as of the date hereof, she may no longer hold herself out as an officer of the Company and may not incur any debts, obligations or liabilities, or make any commitments on behalf of the Company, except as expressly authorized by the Chief Executive Officer of the Company or the Board of Directors of the Company. Employee agrees to submit to the Company within twenty (20) days from the Date of Termination any and all unreimbursed expenses incurred by her through the Date of Termination. Such expenses shall be paid by the Company in accordance with its existing policies and procedures.

         SECTION 4.        RETURN OF COMPANY MATERIALS AND PROPERTY.

         Employee understands and agrees that she will turn over to the Company, on or before the Date of Termination (unless earlier requested by the Chief Executive Officer of the Company), all files, memoranda, records, keys, credit cards, computers and other documents, physical or personal property which she received from the Company and/or which she used in the course of her employment with the Company and which are the property of the Company.

         SECTION 5.        EMPLOYMENT AGREEMENT.

         Employee understands and agrees that the terms of Section 12 of the Employment Agreement regarding covenants of confidentiality, non-solicitation and non-competition are fully enforceable and remain in full force and effect as modified by Section 6 of this Agreement. The Employment Agreement is modified in the following respects:

                           (a)      Section 2 of the Employment Agreement is
modified to reflect that Employee shall be an employee of the Company with the duties and responsibilities set forth in Section 1(b) of this Agreement.

                           (b)      Section 4(a) of the Employment Agreement is
replaced by Section 1(b) of this Agreement.


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

                           (c)      Section 3 of the Employment Agreement is
modified as set forth in Section 1(a) of this Agreement.

                           (d)      Section 12 of the Employment Agreement is
modified as set forth in Section 6 of this Agreement.

                           (e)      Sections 4(b), 4(e)(iii), 5(f), 6, 7 and 8
of the Employment Agreement are deleted. (For the sake of clarity, the parties further acknowledge and agree that Employee shall have no obligation to repay the Relocation Allowance.)

         SECTION 6.        NO OBLIGATION.

         Employee agrees and understands that her entitlement to receive the consideration set forth above is conditioned upon her execution of this Agreement and her compliance with the terms of this Agreement and the terms of
Section 12 of the Employment Agreement regarding covenants of confidentiality, non-solicitation and non-competition. The parties acknowledge and agree that any non-payment by the Company of this consideration by reason of Employee's non-compliance with any of such terms shall not render unenforceable any provision of this Agreement, including, without limitation, the release recited in Section 10(a) of this Agreement; provided, however, that in such event, the release recited in Section 10(a) of this Agreement shall not be applicable to any claims brought by Employee to enforce or to claim damages under this Agreement. The parties further acknowledge and agree that (i) the covenants regarding confidentiality and non-solicitation contained in Section 12 of the Employment Agreement shall survive the termination of Employee's employment by the Company and the termination of the Employment Agreement as provided in
Section 12 of the Employment Agreement, and (ii) the covenant regarding non-competition contained in Section 12 of the Employment Agreement shall only remain in full force and effect through the Date of Termination and shall thereafter terminate.

         SECTION 7.        SEVERABILITY.

         The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

         SECTION 8.        CONSULTATION WITH AN ATTORNEY.

         The Company advises Employee to consult with an attorney prior to executing this Agreement. Employee agrees that she has had the opportunity to consult counsel if she chose to do so. Employee further acknowledges that she has had ample time in which to execute this Agreement, and that she has had sufficient time to read and consider this Agreement before executing it. Employee acknowledges that she is responsible for any costs and fees resulting from her attorney reviewing this Agreement. Employee agrees that she has carefully read this Agreement and understands its contents, that she signs this Agreement voluntarily, with a full understanding of its significance, and intending to be bound by its terms.

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         SECTION 9.        PERIOD OF CONSIDERATION; RIGHT TO REVOKE.

         Employee acknowledges that in further consideration of her release of any claims under the Age Discrimination in Employment Act, and in compliance with such Act, she may take up to twenty-one (21) days to decide whether she wants to accept and sign this Agreement. Employee acknowledges that if she signs this Agreement within less than twenty-one (21) days, such decision was knowing and voluntary on her part and in no way was coerced by the Company. If Employee signs this Agreement, Employee may revoke and cancel this Agreement at any time within seven (7) days after each party's execution of this Agreement by providing written notice of revocation to the Company. If Employee does so revoke, this Agreement will be null and void. This Agreement shall not become effective and enforceable until after the expiration of this seven (7) day revocation period; after such time, if there has been no revocation, the Agreement shall be fully effective and enforceable on the day following such seven (7) day revocation period.

         SECTION 10.       COMPLETE RELEASE; PROMISE NOT TO SUE ON CLAIMS
                           RELEASED.

                           (a)      Release by Employee. As a material
inducement to the Company to enter into this Agreement and, except as provided in Section 6 of this Agreement, subject to (i) the payment of all compensation which shall become due and owing under the Employment Agreement (as modified herein) through the Date of Termination and (ii) the payment of the Fixed Severance, Employee, for herself and her heirs, executors, administrators, personal representatives and members of her immediate family, hereby voluntarily, irrevocably and unconditionally releases, acquits and forever discharges the Company and its officers, directors, employees, agents, advisors, shareholders, independent contractors, consultants, attorneys, successors and assigns, and all persons acting by, through, under or in concert with any of them (each individually, a "Releasee" and collectively, the "Releasees"), both individually and in their official capacities with the Company, of and from any and all actions or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, claims, charges, complaints, contracts, agreements, trespasses, damages, judgments, commissions, executions, demands and promises whatsoever, in law or equity, that she or her heirs, executors, administrators, personal representatives or members of her immediate family may now have or hereafter can, shall, or may have for, upon, or by reason of any and all matters, causes or things whatsoever, including, but not limited to, any and all matters arising out of or relating to Employee's employment relationship with the Company, including, but not limited to, (a) any claims for any compensation, consideration or monies, (b) any claims for or rights arising out of any alleged intentional or negligent infliction of emotional distress or "outrage"; defamation; interference with employment; wrongful discharge; invasion of privacy, or other alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Company's right to terminate employees, or (c) any claims for or rights arising out of any alleged violations of Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. P. 1981; the Vocational Rehabilitation Act; the Equal Pay Act of 1963; the National Labor Relations Act; the Americans with Disabilities Act; 29 U.S.C. P. 206(d)(1); Executive Order 11246; Executive Order 11141; Section 503 of the Rehabilitation Act of 1973, or any other alleged violation of any local, state, or federal statutory or common law, regulation or ordinance, and/or public policy, contract or tort law, having any bearing whatsoever on

Employee's relationship with the Company, including, without limitation, the terms and conditions of her employment; provided, however, that Employee does not release the Company from any claims related to a breach by the Company of its obligations hereunder. This release is for any relief, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages. Employee understands, acknowledges and agrees that by signing this Agreement she is waiving the right to recover in any proceeding she may bring before the U.S. Equal Employment Opportunity Commission or in any proceeding brought by the U.S. Equal Employment Opportunity Commission on her behalf. Employee further agrees that she will not file or permit to be filed on her behalf any such claim. Employee expressly acknowledges and agrees that the payments being offered to her hereby exceed the amount to which she would otherwise be contractually entitled to receive and constitute consideration for the foregoing release. Nothing herein shall be deemed to be a release of Employee's rights, if any, to indemnification pursuant to any Company insurance contract, or provision of the Company's Charter or the Company's Bylaws which purports to create, for the benefit of Employee, rights to indemnification. Employee's rights, if any, to such indemnification shall survive termination of the Employment Agreement and this Agreement. Notwithstanding anything contained herein to the contrary, except as provided in
Section 6 of this Agreement, the effectiveness of the release recited in this
Section 10(a) is conditioned upon the effectiveness of the release by the Company recited in Section 10(b) of this Agreement.

         Employee acknowledges that the payments recited in Section 2 of this Agreement are further being given to her in return for her promise not to initiate any court or judicial-type or administrative proceeding against the Company or any Releasee that involves any claim that is covered by this Section 10(a) (and, subject to Section 12(c) of this Agreement, not to participate, cooperate or otherwise assist in any proceeding initiated by any other party) and that if she breaches her promise not to sue (or to so participate, cooperate or assist) she will pay all costs and expenses of defending against such suit incurred by the Company or any Releasee. In addition, Employee represents, warrants and covenants to the Company that she has not heretofore initiated any court or judicial-type or administrative proceeding against the Company or any Releasee that involves any claim that she has released in this Section 10(a) and she has not participated, cooperated or otherwise assisted in any proceeding initiated by any other party.

         For the sake of clarity, on the Date of Termination prior to the receipt of the Fixed Severance, Employee (or her heirs, executors, administrators or personal representatives, as applicable) shall execute another general release in the form of Exhibit 2.

                           (b)      Release by the Company. As a further
material inducement to Employee to enter into this Agreement, the Company, its successor and assigns, and its officers and directors (in their official capacities with the Company) hereby voluntarily, irrevocably and unconditionally releases, acquits and forever discharges Employee of and from any and all actions or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, claims, charges, complaints, contracts, agreements, trespasses, damages, judgments, commissions, executions, demands and promises whatsoever, in law or equity, now known or unknown to the Company arising from or relating to Employee's employment relationship with the Company; provided, however, that the Company does not release Employee from any claims
(i) related to a breach by Employee of her obligations hereunder, or (ii) which are not known to the Company on the date hereof and may hereafter become known to the Company and arise from or relate to (x) Employee's breach of her fiduciary duties to the Company or its shareholders or (y) Employee's breach or other violation of the Company's Code of Ethics and Standards of Conduct or (z) other malfeasance by Employee. Notwithstanding anything contained herein to the contrary, the effectiveness of the release recited in this Section 10(b) is conditioned upon the effectiveness of the release by Employee recited in Section 10(a) of this Agreement.

         The Company has not and promises not to initiate any court or judicial-type proceeding against Employee that involves any claim that it has released in this Section 10(b) and if the Company breaches its promise not to sue, the Company will pay all costs and expenses of defending against such suit incurred by Employee.

         SECTION 11.       CONFIDENTIALITY.

         Employee agrees not to disclose any of the details, discussions or circumstances related to the preparation, negotiation and execution of this Agreement to anyone, other than to her spouse, her attorneys, accountants and/or tax advisers, and federal and state taxing authorities, who must be advised of and agree to be bound by this confidentiality provision, except, as to each such person, as is required by law, rule or regulation. The Company, on behalf of itself and its officers, directors and employees, likewise agrees not to disclose any of the details, discussions or circumstances related to the preparation, negotiation and execution of this Agreement to anyone, other than to those individuals (including the Company's lenders and other financing sources, external accounting firms, law firms and financial advisors) who have a "need to know" in the furtherance of their official duties or in furtherance of the Company's business interest, who must be advised of and agree to be bound by this confidentiality provision, except, as to each such entity/person, as is required by law, rule or regulation. Employee agrees and acknowledges that the Company intends to issue a press release in the form attached as Exhibit 3.

         SECTION 12.       NON-DISPARAGEMENT; COOPERATION.

                           (a)      Non-Disparagement by Employee. Employee
agrees that she will not make any statements that may be reasonably construed to disparage the reputation or character of the Company or any of its employees, officers or directors or its controlling shareholder.

                           (b)      Non-Disparagement by the Company. The
Company agrees and represents and warrants that the Company and the controlling shareholder will not (and will use its reasonable best efforts to cause its officers and directors not to) make any statements that may be reasonably construed to disparage the reputation or character of Employee. Upon request from future potential employers, the Company agrees to provide a reference (consistent with the Company's current policy) reflecting Employee's date of hire, the Date of Termination, and her position with the Company.

                           (c)      Litigation. Nothing herein shall prohibit
any party from giving truthful testimony in any litigation or administrative proceedings either between Employee and the Company or in connection with which the party is subpoenaed and required by law to give testimony.

                           (d)      Cooperation. Employee agrees to cooperate,
without additional compensation (except for Employee's reasonable out-of-pocket expenses such as travel, meals and lodging), with the Company and its attorneys in the defense of all claims or actions (whether in an administrative agency or in court) involving the Company. Such cooperation shall include, but not be limited to, making herself available as reasonably requested to meet with the Company's attorneys to discuss her knowledge of pertinent facts and to prepare for her testimony concerning those facts, appearing as required at deposition or trial to testify as to those facts, and testifying truthfully to the best of her abilities. In the event that she is required to testify at deposition or at trial in connection with any such action, the Company will provide her legal representation at the deposition and/or trial.

         SECTION 13.       NON-ADMISSION OF LIABILITY.

         This Agreement shall not in any way be construed as an admission by either party that such party (or, in the case of the Company, its officers, directors, employees or agents) has acted wrongfully with respect to the other party or any other person, or that either party has any rights whatsoever against the other party or, in the case of Employee, any rights against the Company's officers, directors, employees or agents (except as expressly recited in this Agreement). Each of the Company, on the part of itself and its officers, directors, employees and agents, and Employee, on the part of herself, specifically disclaims any liability to or wrongful acts against the other party or any other person.

         SECTION 14.       NO OTHER REPRESENTATIONS.

                           (a)      Employee represents and acknowledges that in
executing this Agreement she does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

                           (b)      The Company represents and acknowledges that
in executing this Agreement it does not rely, and has not relied, upon any representation or statement not set forth herein made by Employee or any of her agents, representatives, advisors or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

         SECTION 15.       CHOICE OF LAW.

         This Agreement shall be construed and interpreted according to the internal laws of the State of Tennessee, without regard to conflict of laws provisions.

         SECTION 16.       SOLE AND ENTIRE AGREEMENT.

         This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof except for the terms of the Employment Agreement which remain in effect except as modified by this Agreement.


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         SECTION 17.       INJUNCTION.

         Each party acknowledges that in the event of any breach or threatened breach by such party of any of the provisions of Section 10, 11 or 12 of this Agreement (or of the provisions of Section 12 of the Employment Agreement regarding covenants of confidentiality, non-solicitation and non-competition), the other party would have no adequate remedy at law and could suffer substantial and irreparable damage. Accordingly, each party hereby agrees that, in such event, the other party shall be entitled, and notwithstanding any election by the other party to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies the other party may have at law or in equity.

         Employee warrants that she has had ample time to consider this Agreement, that she understands its provisions, and that she enters into this Agreement voluntarily and after having the opportunity to receive the advice and counsel of her attorney.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A GENERAL RELEASE BY EMPLOYEE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE ARISING OUT OF OR RELATING TO EMPLOYEE'S EMPLOYMENT RELATIONSHIP WITH THE COMPANY.

Executed at Knoxville, Tennessee this 16th day of October, 2002.


                                         ----------------------------
                                         Lana Cain Krauter


Sworn to and subscribed before me this 16th day of October, 2002.

-------------------
NOTARY PUBLIC

My Commission Expires:
                       -------------------
[NOTARY SEAL]



Executed at Knoxville, Tennessee this 16th day of October, 2002.

                                           GOODY'S FAMILY CLOTHING, INC.

                                           By:
                                              -----------------------------
                                           Name:
                                           Title:

Sworn to and subscribed before me this 16th day of October, 2002.

-------------------
NOTARY PUBLIC

My Commission Expires:
                       -------------------

[NOTARY SEAL]


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